Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 5, 2011 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of AbitibiBowater Inc. (Successor Company), and our report dated April 5, 2011 relating to the consolidated financial statements and financial statement schedule of AbitibiBowater Inc. (Predecessor Company) which appear in AbitibiBowater Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

April 7, 2011

Montréal, Quebec, Canada